                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                           BREAKAWAY SOLUTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  COMMON STOCK, PAR VALUE $.000125 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  105372 10 5
                        ------------------------------
                                 (CUSIP Number)

                               DECEMBER 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



  CUSIP NO.  106372 10 5
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      INTERNET CAPITAL GROUP, INC. 23-2996071

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          6,981,337
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          6,981,337
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,981,337
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      40.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------


  CUSIP NO.  106372 10 5
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      CHRISTOPHER H. GREENDALE

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      NEW ZEALAND

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          84,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             6,981,337
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          84,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          6,981,337
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,065,337(1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      40.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

      (1) Mr. Greendale is a Managing Director of Internet Capital Group, Inc. Mr. Greendale disclaims beneficial ownership of all shares held by Internet Capital Group.


  CUSIP NO.  106372 10 5
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      WALTER W. BUCKLEY, III

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             6,981,337
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          6,981,337
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,981,337(1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      40.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

      (1) Mr. Buckley is Chief Executive Officer and a director of Internet Capital Group, Inc.
           Mr. Buckley disclaims beneficial ownership of all shares held by Internet Capital Group.


  CUSIP NO.  106372 10 5
             -----------


Item 1

     (a) Name of Issuer

         Breakaway Solutions, Inc.

     (b) Address of Issuer's Principal Executive Offices

         50 Rowes Wharf, 6th Floor
         Boston, MA 02110

Item 2

     (a) Name of Person Filing

         (1) Internet Capital Group, Inc.
         (2) Christopher H. Greendale
         (3) Walter W. Buckley, III

     (b) Address of Principal Business Office or, if none, Residence

         (1) 435 Devon Park Drive, Building 800
             Wayne, PA 19087

         (2) c/o Internet Capital Group, Inc.
             435 Devon Park Drive, Building 800
             Wayne, PA 19087

         (3) c/o Internet Capital Group, Inc.
             435 Devon Park Drive, Building 800
             Wayne, PA 19087

     (c) Citizenship

         (1) Delaware
         (2) New Zealand
         (3) U.S.A.

     (d) Title of Class of Securities

         Common Stock, par value $.000125 per share

     (e) CUSIP Number

         106372 10 5

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          (1) 6,981,337
          (2) 7,065,337
          (3) 6,981,337

     (b)  Percent of class:

          (1) 40.0%
          (2) 40.3%
          (3) 40.0%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                (1) 0
                (2) 84,000
                (3) 0

          (ii)  Shared power to vote or to direct the vote

                6,981,337

          (iii) Sole power to dispose or to direct the disposition of

                (1) 0
                (2) 84,000
                (3) 0

          (iv)  Shared power to dispose or to direct the disposition of

                6,981,337


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

==========================================================================

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable. This is a joint filing pursuant to Rule 13d-1(k)(l), and Internet Capital Group Inc., Mr. Greendale and Mr. Buckley disclaim the existence of a group. Mr. Greendale is a Managing Director of Internet Capital Group, Inc. and Mr. Buckley is Chief Executive Officer and a director of Internet Capital Group. Mr. Greendale and Mr. Buckley each disclaim beneficial ownership of all shares held by Internet Capital Group and Internet Capital Group disclaims beneficial ownership of all shares held by each of Mr. Greendale and Mr. Buckley.

Item 9.  Notice of Dissolution of a Group

         N/A

Item 10. Certification

         Not Applicable to filings pursuant to Rule 13d-1(d).


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. On executing the statement, the undersigned agrees, to the extent required by Rule 13d-1(k)(1), that this statement is being filed on behalf of each of the Reporting Persons herein.

                                              INTERNET CAPITAL GROUP, INC.


                                              By: /s/   Henry N. Nassau
                                                 -------------------------------
                                                 Name:  Henry N. Nassau
                                                 Title: Managing Director
                                                         and General Counsel

Dated: February 14, 2000

                                               /s/ Christopher H. Greendale
                                              ----------------------------------
                                                   Christopher H. Greendale
Dated: February 14, 2000

                                               /s/  Walter W. Buckley, III
                                              ----------------------------------
                                                    Walter W. Buckley, III

Dated: February 14, 2000